                                                                    EXHIBIT 21.1

Retek Inc.
Subsidiary Listing

Name                                                Jurisdiction of Organization
----                                                ----------------------------

HighTouch Technologies, Inc.                        Florida
Retek International, Inc.                           Delaware
  Retek Japan KK                                    Japan
Retek Information Systems, Inc.                     Delaware
  Retek Information Systems Limited                 United Kingdom
  Retek Information Systems GmbH                    Germany
  Retek Information Systems SA                      France
  Retek Information Systems, Inc.                   Canada
  Retek Information Systems Pty  Ltd.               Australia
  WebTrak Limited                                   United Kingdom